Exhibit 99.1

PRESS RELEASE

07/24/12

Carlisle Companies Reports $1.39 Earnings Per Share from Continuing Operations for the Second Quarter 2012, a 60% Increase from the Prior Year

CHARLOTTE, NORTH CAROLINA, July 24, 2012 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $984.6 million for the quarter ended June 30, 2012, a 13% increase from net sales of $870.8 million in the second quarter of 2011.  Organic sales growth was 7.6%.  Acquisitions in the Interconnect Technologies and Construction Materials segments contributed 6.0% to sales in the second quarter.  The negative impact on net sales from fluctuations in foreign exchange was less than 1%.

Income from continuing operations rose 62% to $89.4 million, or $1.39 per diluted share, in the second quarter 2012, compared with $55.3 million, or $0.87 per diluted share, in the second quarter 2011.  Our income growth was primarily driven by increased selling price realization particularly within Carlisle Construction Materials and Carlisle Transportation Products, sales volume growth and savings from the Carlisle Operating System.

For the six months ended June 30, 2012, net sales from continuing operations of $1.87 billion increased by 20% over the prior year period, reflecting organic growth of 14% and acquisition growth of 6.1%.  Income from continuing operations for the six months ended June 30, 2012 rose 69% to $149.4 million, or $2.34 per diluted share, as compared to income of $88.6 million, or $1.40 per diluted share, for the same prior year period.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “We followed our impressive first quarter with another quarter of outstanding performance.  For the second quarter, we leveraged 13% sales growth into 64% EBIT growth as we continue to benefit from our focus on our high margin businesses and generate savings from the Carlisle Operating System. EBIT margin grew an outstanding 440 basis points to 14.2% in the second quarter of 2012.

“At our Construction Materials segment (CCM), EBIT margin rose an impressive 500 basis points to 18.2%, reflecting strong performance in selling price realization and operating efficiencies.

“At Carlisle Brake & Friction (CBF), EBIT margin during the second quarter improved 230 basis points to 18.6% over the same period in 2011.

“Our Carlisle Interconnect Technologies (CIT) segment continued to achieve high growth rates in the commercial aerospace market and successfully integrate the Tri-Star acquisition.   Sales at CIT were up organically by 25% and EBIT was up 49%.

“At Carlisle Transportation Products (CTP), we once again benefited from our past restructuring efforts.  EBIT margin at CTP improved an impressive 640 basis points to 9.1%, reflecting continued progress on selling price realization and operational improvements over last year. Our 9.1% margin performance for the second quarter of 2012 is the highest achieved since the early part of 2007.

“EBIT at Carlisle FoodService Products grew in the second quarter 2012 by 8% from the prior year. As part of our ongoing improvement actions for this segment, I’m pleased to announce that Trent Freiberg has been appointed President of Carlisle FoodService Products.  Trent previously served as the President of Carlisle Asia Pacific. Under Trent’s leadership, FoodService Products will continue to execute on its strategic growth and performance improvement plan which has already yielded positive results as compared to the second half of 2011.

“Our strong earnings growth and focus on working capital has resulted in free cash flow (operating cash flow minus capital expenditures) of $67.4 million during the second quarter of 2012, an increase of $70.3 million over the prior year quarter and very high for a second quarter given the seasonality of our markets.  We expect to achieve higher cash flow through the remainder of the year while still making significant investments in our businesses.”

Roberts concluded by stating, “We are seeing signs of moderating demand in some of our key markets in the second half of the year.  Nevertheless, we are still positive about 2012. We maintain our target for sales growth in the mid-teens, including acquisitions, and continued year-over-year margin improvement.  Our balance sheet continues to be strong and we are well-positioned to pursue our growth objectives.”

Segment Results

Carlisle Construction Materials (CCM):  Net sales in the second quarter of 2012 increased 14% to $470.0 million, reflecting organic growth of 7.6% primarily from higher selling price, and acquisition growth of 6.6%.  During the second quarter 2012, CCM had strong demand for its polyiso insulation products, partially offset by lower demand for roofing membrane.  The acquisitions of PDT and Hertalan contributed $27.2 million to sales and $3.9 million to EBIT, which includes a $1.0 million reduction to Cost of goods sold related to change in fair valuation of Hertalan inventory.  Overall EBIT margin at CCM rose 500 basis points to 18.2% in the second quarter 2012 on selling price increases that more than offset increased raw material costs, savings from the Carlisle Operating System, positive mix and other manufacturing cost reductions.

Carlisle Transportation Products (CTP):  Net sales in the second quarter of 2012 increased 3.9% to $203.3 million reflecting increased selling prices offset by slightly lower sales volume. Excluding the impact of foreign exchange rate fluctuations, organic sales growth was 4.4%.  The Company experienced lower demand in sales to OEMs in the outdoor power equipment market, offset by higher growth in its power sports and high speed trailer markets. EBIT margin improved 640 basis points to 9.1% in the second quarter 2012 on higher selling price versus raw material costs, non-recurrence of 2011 plant start-up inefficiencies and savings from the Carlisle Operating

System.  EBIT for the second quarter of 2012 included plant restructuring charges of $1.5 million for consolidation of certain international operations, expected to be complete by the end of 2012.

Carlisle Brake & Friction (CBF): Net sales in the second quarter of 2012 increased 4.1% to $133.3 million, comprised of 6.3% organic sales growth partially offset by a 2.2% reduction from foreign exchange fluctuations.  The rate of demand from customers in emerging markets slowed during the second quarter. Sales for CBF’s products to the construction and mining market grew by 4.1% and 3.9%, respectively, inclusive of the impact of foreign exchange.  Sales in the agricultural market for CBF’s products grew by 1.8%.  CBF’s EBIT margin during the second quarter of 2012 increased 230 basis points to 18.6%, reflecting higher sales volume and lower raw material expense.

Carlisle Interconnect Technologies (CIT): Net sales in the second quarter of 2012 increased 60% to $114.7 million on organic sales growth of 25% and acquisition growth of 35%.  Sales in CIT’s aerospace market were up 33%, partially offset by an 8.3% decline in sales to the military and defense market.  The acquisition of Tri-Star Electronics contributed $25.3 million to net sales and $4.1 million to EBIT in the second quarter 2012.  Second quarter 2012 EBIT margin for CIT declined by 110 basis points to 15.2% reflecting higher raw material costs for fluoroplastic tape and thermoplastic resin, negative product mix and increased staffing costs focused on building sales and sourcing support to meet expected demand.

Carlisle FoodService Products (CFS): Net sales in the second quarter of 2012 of $63.3 million were relatively level compared to the same 2011 period primarily reflecting the lack of improvement in restaurant traffic levels and consumer confidence.  EBIT margin increased 60 basis points during the second quarter 2012 to 9.0% due to increased selling price offsetting raw material costs.

Income from Discontinued Operations

Income of $3.4 million from discontinued operations during the second quarter of 2012 primarily reflects after-tax gain recognized upon final settlement of earn-out income from the sale of the Trail King business in 2010.

Cash Flow

Cash flow provided from operations of $154.3 million for the six months ended June 30, 2012 rose by $140.6 million on higher net income of $64.8 million and lower usage of cash for working capital versus the same 2011 comparative period. For the first six months of  2012, average working capital (defined as the average of the quarter end balances, excluding current year acquisitions, of receivables, plus inventory, less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales, excluding current year acquisitions, calculated on an annualized basis) was 21.8%, as compared to 21.7% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures) increased by $113.8 million during the first six months of 2012 versus the same prior year period. The Company is in the process of building or expanding manufacturing facilities within the Construction Materials, Brake & Friction and Interconnect Technologies segments in 2012 and expects full year capital expenditures will be approximately $140 million.

As of June 30, 2012, the Company had available borrowings under its $600 million credit facility of $305 million.

Conference Call and Webcast

The Company will discuss second quarter 2012 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our employees worldwide, who generated $3.2 billion in net sales in 2011, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Comprehensive Income

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except per share amounts)	2012	2011	2012	2011

Net sales	$984.6	$870.8	$1,873.9	$1,564.4

Cost and expenses:
Cost of goods sold	729.2	687.1	1,407.3	1,233.6
Selling and administrative expenses	106.0	92.2	213.5	177.9
Research and development expenses	8.5	7.3	16.3	14.3
Other income (loss), net	0.6	(1.2)	0.3	(2.0)

Earnings before interest and income taxes	140.3	85.4	236.5	140.6

Interest expense, net	6.5	4.9	13.0	10.0
Earnings before income taxes from continuing operations	133.8	80.5	223.5	130.6

Income tax expense	44.4	25.2	74.1	42.0
Income from continuing operations	89.4	55.3	149.4	88.6

Discontinued operations
Income (loss) from discontinued operations	3.6	(1.3)	3.6	(1.2)
Income tax (income) expense	0.2	(0.6)	0.2	(0.6)
Income (loss) from discontinued operations	3.4	(0.7)	3.4	(0.6)
Net income	$92.8	$54.6	$152.8	$88.0

Basic earnings per share attributable to common shares
Income from continuing operations	$1.42	$0.89	$2.39	$1.43
Income (loss) from discontinued operations	0.06	(0.01)	0.05	(0.01)
Basic Earnings per share	$1.48	$0.88	$2.44	$1.42

Diluted earnings per share attributable to common shares
Income from continuing operations	$1.39	$0.87	$2.34	$1.40
Income (loss) from discontinued operations	0.06	(0.01)	0.05	(0.01)
Diluted earnings per share	$1.45	$0.86	$2.39	$1.39

Average shares outstanding - in thousands
Basic	62,419	61,449	62,166	61,293
Diluted	63,797	62,701	63,483	62,425

Dividends declared and paid	$11.3	$10.6	$22.5	$21.1
Dividends declared and paid per share	$0.18	$0.17	$0.36	$0.34

(1) Numerator for basic and dilutes EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$88.8	$54.8	$148.6	$87.7
Net income	$92.2	$54.1	$151.9	$87.2

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in millions except share amounts)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$76.8	$74.7
Receivables, less allowance of $10.9 in 2012 and $9.5 in 2011	627.2	486.4
Inventories	549.6	539.0
Deferred income taxes	50.3	51.3
Prepaid expenses and other current assets	30.9	60.1
Current assets held for sale	-	2.6
Total current assets	1,334.8	1,214.1

Property, plant and equipment, net of accumulated depreciation	592.4	560.3

Other assets:
Goodwill, net	858.2	845.2
Other intangible assets, net	485.6	479.2
Other long-term assets	25.6	19.0
Non-current assets held for sale	-	20.1
Total other assets	1,369.4	1,363.5

TOTAL ASSETS	$3,296.6	$3,137.9

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$195.0	$158.1
Accounts payable	312.8	260.8
Accrued expenses	184.5	178.3
Deferred revenue	16.6	16.3
Total current liabilities	708.9	613.5

Long-term liabilities:
Long-term debt	504.5	604.3
Deferred revenue	133.9	129.7
Other long-term liabilities	294.5	290.3
Total long-term liabilities	932.9	1,024.3

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	-	-
Common stock, $1 par value per share. Authorized 100,000,000 shares;
78,661,248 shares issued; 62,565,246 outstanding in 2012 and
61,664,813 outstanding in 2011	78.7	78.7
Additional paid-in capital	147.2	120.2
Cost of shares in treasury - 16,096,002 shares in 2012 and 16,467,760	-	-
shares in 2011	(219.3)	(219.9)
Accumulated other comprehensive loss	(48.1)	(45.0)
Retained earnings	1,696.3	1,566.1
Total shareholders’ equity	1,654.8	1,500.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,296.6	$3,137.9

Carlisle Companies Incorporated

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
(Dollars in millions)	2012	2011

Operating activities
Net income	$152.8	$88.0
Reconciliation of net income to cash flows from operating activities:
Depreciation	37.0	36.5
Amortization	15.5	9.1
Non-cash compensation, net of tax benefit	4.0	4.3
Gain on sale of businesses	(3.7)	-
Loss on sale of property and equipment, net	0.8	0.8
Deferred taxes	(4.3)	(0.4)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(138.7)	(177.6)
Inventories	(2.4)	(11.7)
Prepaid expenses and other assets	23.6	12.1
Accounts payable	49.7	76.4
Accrued expenses and deferred revenues	14.0	(26.6)
Long-term liabilities	5.2	2.7
Other operating activities	0.8	0.1
Net cash provided by operating activities	154.3	13.7

Investing activities
Capital expenditures	(60.6)	(33.8)
Acquisitions, net of cash	(49.3)	(2.7)
Proceeds from sale of property and equipment	-	1.3
Proceeds from sale of businesses	25.8	5.3
Other investing activities	-	0.1
Net cash used in investing activities	(84.1)	(29.8)

Financing activities
Net change in short-term borrowings and revolving credit lines	(64.3)	90.9
Redemption of Hawk bonds	-	(59.0)
Dividends	(22.5)	(21.1)
Treasury shares and stock options, net	18.5	12.2
Net cash provided by (used in) financing activities	(68.3)	23.0

Effect of exchange rate changes on cash	0.2	2.8
Change in cash and cash equivalents	2.1	9.7
Cash and cash equivalents	-	-
Beginning of period	74.7	89.4
End of period	$76.8	$99.1

Carlisle Companies Incorporated

Segment Information

In millions,	Three Months Ended		Increase		Six Months Ended		Increase
except percentages	June 30,		(Decrease)		June 30,		(Decrease)
	2012	2011	Amount	Percent	2012	2011	Amount	Percent
Net Sales
Carlisle Construction Materials	$470.0	$412.0	$58.0	14.1%	$823.9	$663.3	$160.6	24.2%
Carlisle Transportation Products	203.3	195.7	7.6	3.9%	434.8	396.5	38.3	9.7%
Carlisle Brake & Friction	133.3	128.0	5.3	4.1%	267.2	247.1	20.1	8.1%
Carlisle Interconnect Technologies	114.7	71.7	43.0	60.0%	225.4	137.4	88.0	64.0%
Carlisle FoodService Products	63.3	63.4	(0.1)	-0.2%	122.6	120.1	2.5	2.1%
	$984.6	$870.8	$113.8	13.1%	$1,873.9	$1,564.4	$309.5	19.8%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$85.5	$54.2	$31.3	57.7%	$127.5	$72.2	$55.3	76.6%
Carlisle Transportation Products	18.4	5.3	13.1	247.2%	38.1	18.8	19.3	102.7%
Carlisle Brake & Friction	24.8	20.8	4.0	19.2%	50.0	40.6	9.4	23.2%
Carlisle Interconnect Technologies	17.4	11.7	5.7	48.7%	34.1	20.6	13.5	65.5%
Carlisle FoodService Products	5.7	5.3	0.4	7.5%	11.2	10.8	0.4	3.7%
Corporate	(11.5)	(11.9)	0.4	3.4%	(24.4)	(22.4)	(2.0)	-8.9%
Total	$140.3	$85.4	$54.9	64.3%	$236.5	$140.6	$95.9	68.2%

EBIT Margins
Carlisle Construction Materials	18.2%	13.2%			15.5%	10.9%
Carlisle Transportation Products	9.1%	2.7%			8.8%	4.7%
Carlisle Brake & Friction	18.6%	16.3%			18.7%	16.4%
Carlisle Interconnect Technologies	15.2%	16.3%			15.1%	15.0%
Carlisle FoodService Products	9.0%	8.4%			9.1%	9.0%
Corporate	-1.2%	-1.4%			-1.3%	-1.4%
Total	14.2%	9.8%			12.6%	9.0%